Exhibit 4

DATED THIS 17th DAY OF FEBRUARY 2006

BETWEEN

VANTAGE CORPORATION LIMITED

(the “Company”)

AND

KINGSVILLE CAPITAL LIMITED

(the “Subscriber”)

WARRANTS SUBSCRIPTION AGREEMENT In respect of Warrants in Vantage Corporation Limited

(incorporated with limited liability)

9 RAFFLES PLACE, #32-00

REPUBLIC PLAZA

SINGAPORE 048619
TELEPHONE:  (65) 6389-3000
FACSIMILE:   (65) 6389-3099

www.stamfordlaw.com.sg

This WARRANTS SUBSCRIPTION AGREEMENT is made the 17th day of February 2006

BETWEEN:

(1)           VANTAGE CORPORATION LIMITED, a company incorporated in Singapore and having its registered office at 80 Raffles Place, #29-20, UOB Plaza 2, Singapore 048624 (the “Company”); and

(2)           KINGSVILLE CAPITAL LIMITED, a company incorporated in British Virgin Islands and having its registered office at Nerine Chambers, P.O. Box 905, Road Town, Tortola, British Virgin Islands (the “Subscriber”).

WHEREAS

(A)          The Company had on 29 September 2005 entered into a sale and purchase agreement with the Subscriber (the “S&P Agreement”) to acquire 3,829,373 ordinary shares of S$2.00 each in Pacific Internet Limited (the “Sale Shares”). As part of the consideration for the acquisition of the Sale Shares, the Company will authorise the issue of 20,000,000 warrants to subscribe for new ordinary shares of S$0.24 each in the capital of the Company (the “Warrants”). The Warrants are to be issued to the Subscriber and/or its nominee(s).

(B)           The Warrants are constituted by a Deed Poll (as defined below) dated on or about the date hereof setting out the terms and conditions governing the Warrants.

(C)           In connection with the terms of and as part consideration for the Subscriber’s entry into the S&P Agreement, the Company proposes to issue to the Subscriber and the Subscriber proposes to subscribe for all the Warrants from the Company (the “Subscription”) upon the terms and subject to the conditions set out under this Agreement.

IT IS HEREBY AGREED as follows:

1.             INTERPRETATION

1.1           In this Agreement, unless the context otherwise requires:

“ALA” means the additional listing application to be submitted by the Company to the SGX-ST to apply for the listing and quotation of the Warrant Shares on the Official List of the SGX-ST;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in Singapore;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Completion” means the completion of the subscription of the Warrants pursuant to Clause 3;

“Completion Date” means the date falling on the date on which all the conditions set out in Clause 4.1 are satisfied or otherwise waived in writing by the relevant parties hereto or such later date as the Parties hereto may agree;

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“Convertible Loan Agreement” means the convertible loan agreement dated on or about the date hereof and made between the Company and the Subscriber in furtherance to the terms of the S&P Agreement;

“Deed Poll” means the deed poll dated on or about the date hereof executed by the Company and attached hereto as Appendix 1;

“Directors” mean the directors for the time being of the Company;

“Exercise Period” means the period commencing on and including the date of issue of the Warrants and expiring at 5.00 p.m. (Singapore time) on the date immediately preceding the fifth (5th) anniversary of the date of issue of the Warrants but excluding such period(s) during which the Warrant Register may be closed pursuant to Condition 4(g) of the Terms and Conditions of the Warrants;

“Exercise Price” means, in respect of each Warrant, Singapore Cents twenty-nine Only (S$0.29) for each Share, subject to adjustment in accordance with the Terms and Conditions of the Warrants;

“Parties” means collectively the Company, the Subscriber and their respective permitted assigns and successors, and “Party” shall mean any one of them;

“Record Date” means in relation to any dividend, right, allotment or other distributions, the date as at the close of business, on which members of the Company must be registered in order to participate in such dividend, right, allotment or other distributions;

“S&P Agreement” means the sale and purchase agreement dated 29 September 2005 and made between the Company and the Subscriber in which the Company will acquire 3,829,373 ordinary shares of S$2.00 each in Pacific Internet Limited;

“SGX-ST” means the Singapore Exchange Securities Trading Limited;

“Shares” means ordinary shares of S$0.24 each in the capital of the Company;

“Singapore Dollar(s)”, “S$” and “Singapore Cent(s)” means the lawful currency of the Republic of Singapore;

“Subsidiaries” has the meaning ascribed to it by Section 5 of the Companies Act;

“Terms and Conditions of the Warrants” means the terms and conditions appended to the Deed Poll and to which the Warrants are subject;

“Warrants” has the meaning ascribed to it in Recital (A); and

“Warrant Shares” means the issue of new Shares upon the exercise of the Warrants from time to time within the Exercise Period and in accordance with the Deed Poll and thereby, the Terms and Conditions of the Warrants.

1.2           The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa.  The words “written” and “in writing” include any means of visible reproduction. References to the

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                                                “Appendix”, “Clauses” and “Recitals” are to be construed as references to the appendix, to clauses and recitals of this Agreement. Any reference to a sub-clause or a paragraph is to a sub-clause or paragraph of the clause in which such reference appears. Any reference to a time of the day is to be construed as Singapore time unless otherwise stated.

2.             THE SUBSCRIPTION

2.1           Subject to the terms and conditions of this Agreement, the Company agrees to create and issue to the Subscriber the Warrants and the Subscriber agrees to subscribe for all the Warrants.

2.2           Each Warrant shall confer a right to subscribe for one (1) Share and is exercisable within the Exercise Period at the Exercise Price.

2.3           The Exercise Price and the number of Warrants are subject to adjustment in accordance with the Deed Poll and the Terms and Conditions of the Warrants. Notice of any such adjustment shall be given in accordance with the Deed Poll and the Terms and Conditions of the Warrants.

2.4           The Warrants are transferable by instrument of transfer in any usual or common form or such other form as may be approved by the Directors of the Company and in accordance with the Deed Poll and the Terms and Conditions of the Warrants.

3.             COMPLETION

3.1           Subject to the terms and conditions of this Agreement, Completion shall take place on the Completion Date in Singapore at the office of the Company (or at such other place as may be agreed between the Parties) where the Company shall issue the Warrants to the Subscriber.

3.2           On Completion, the Company shall deliver a Warrant certificate for the full number of Warrants in favour of the Subscriber and enter the name of the Subscriber as holder of the Warrants in the Register of Warrantholders of the Company.

4.             CONDITIONS

4.1           Completion of the subscription of the Warrants under this Agreement is conditional upon:

(a)            Completion of the S&P Agreement;

(b)           the execution of the Convertible Loan Agreement;

(c)            the execution of the Deed Poll by the Company;

(d)           the approval in-principle for the listing and quotation of the Warrant Shares on the Official List of the SGX-ST being obtained from the SGX-ST and not revoked or amended;

(e)            the issue and subscription of the Warrants and the issue of the Warrant Shares not being prohibited by any statute, order, rule or regulation promulgated after the date of this Agreement by any legislative, executive or regulatory body or authority of Singapore which is applicable to the Company;

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(f)            the approval of the shareholders of the Company being obtained at an extraordinary general meeting of such shareholders for this Agreement and the transactions contemplated under this Agreement; and

(g)           there having been, as at the Completion Date, no occurrence of any event nor the discovery of any fact rendering untrue or incorrect in any respect any of the warranties contained in Clauses 5 and/or 6 of this Agreement as if they have been entered into afresh at Completion Date.

4.2           The Warrant Shares to be issued upon the exercise of the Warrants shall rank pari passu in all respects with the then existing issued Shares of the Company for any dividends, rights, allotments or other distributions, the Record Date of which falls on or after the exercise date of the Warrants.

4.3           The Subscriber may, and upon such terms as it thinks fit, waive compliance with the condition set forth in Clause 4.1(g) and if so waived, shall be deemed to have been satisfied.

4.4           If any of the conditions set forth in Clause 4.1 are not satisfied within six (6) months from the date of this Agreement or such other date as the Subscriber and the Company may agree, the obligations of the Company to issue the Warrants shall ipso facto cease and determine thereafter and neither the Subscriber nor the Company shall have any claim against the other for costs, expenses, damages, losses, compensation or otherwise in respect of the Subscription.

5.             WARRANTIES AND UNDERTAKINGS BY THE COMPANY

5.1           The Company warrants and undertakes to the Subscriber that it has applied or will apply for the Warrant Shares to be admitted to, and listed for quotation on the Official List of the SGX-ST and that the Company shall execute all such documents and do all such acts and things as may be necessary for such purposes and use its best endeavours to maintain such listing.

5.2           The Company undertakes to the Subscriber that:

(a)           it will comply with or procure that its Directors will comply with all relevant statutory and regulatory requirements pertaining to the allotment and issue of the Warrant Shares, including without limitation, the requirements of the Listing Manual of the SGX-ST;

(b)           it shall do all other things and sign or execute such documents as may be required in order to complete the issue of the Warrant Shares including the lodgment of the ALA with the SGX-ST.

5.3           The Company warrants to the Subscriber that:

(a)            the issue of the Warrant Shares, the execution and delivery, and the compliance by the Company with the terms of this Agreement:

(i)             do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, the Memorandum and Articles of Association of the Company or any existing law or regulation applying to or affecting the Company including the requirements of the SGX-ST; and

(ii)            do not and will not infringe the terms of, or constitute a default under or caused to be exceeded any limit imposed by any trust deed, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a

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party or any part of their respective undertakings, assets, property or revenues are bound.

(b)           the performance of the obligations to be assumed by the Company hereunder and the  issue of the Warrant Shares and the execution and issue by the Company of share certificates for the Warrant Shares have been or will be duly authorised by all necessary corporate actions of the Company on or before the Completion Date;

(c)            all consents, approvals, authorisations or other orders of all regulatory authorities required for or in connection with the execution of this Agreement and the issue of the Warrant Shares and the share certificates thereof and any other matters contemplated hereby have been or, will at Completion, be obtained and are or will be in full force and effect; and

(d)           the Warrant Shares to be allotted are validly authorised but unissued Shares which the Company has full authority to allot; such Shares are not subject to any pre-emptive rights of shareholders of the Company, and when allotted, will be validly issued and fully paid Shares which will not be subject to further call.

5.4           The Company further warrants to the Subscriber that:

(a)           this Agreement constitutes valid, binding and enforceable obligations of the Company in accordance with its terms and the execution by the Company of this Agreement has been duly authorised by all necessary corporate actions of the Company;

(b)           the statements of fact in the Recitals are true and accurate; and

(c)           the ALA is and will be fair and accurate in all material respects.

5.5           Each of the representations, warranties and undertakings above shall be separate and independent and shall not be limited by anything in this Agreement. The representations, warranties and undertakings given under or pursuant to Clauses 5.1 to 5.4 shall not in any respect be extinguished or affected by Completion, the issue and delivery of and payment for the Warrant Shares or the termination of this Agreement except by a specific and duly authorised waiver or release in writing by the relevant person.

6.             WARRANTIES AND UNDERTAKINGS BY THE Subscriber TO THE COMPANY

6.1           The Subscriber hereby represents, warrants and undertakes to the Company that:

(a)            this Agreement constitutes valid, binding and enforceable obligations of the Subscriber in accordance with its terms; and

(b)           the execution by the Subscriber of this Agreement has been duly authorised by all necessary corporate actions of the Subscriber.

6.2           Each of the representations, warranties and undertakings above shall be separate and independent and shall not be limited by anything in this Agreement. The representations, warranties and undertakings given under or pursuant to Clause 6.1 shall not in any respect be extinguished or affected by Completion, the issue and delivery of and payment for the Warrant Shares or the termination of this Agreement except by a specific and duly authorised waiver or release in writing by the Company and the Subscriber.

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7.         TERMINATION

7.1           If there shall have come to the notice of a party (the “non-defaulting party”) of any breach of the warranties and undertakings contained in Clauses 5 and/or 6 by the other party (the “defaulting party”) which is not remedied (to the satisfaction of the non-defaulting party) within seven (7) days of the receipt of a written notice by the defaulting party from the non-defaulting party notifying of such breach, the non-defaulting party may thereafter at any time prior to Completion Date by notice in writing (“Pre-Completion Termination Notice”) to the defaulting party terminate this Agreement and thereupon no party shall have any claim against the other.

7.2           Upon the Pre-Completion Termination Notice referred to in Clause 7.1 being given, this Agreement shall terminate forthwith and the Parties hereto shall be immediately released and discharged from their obligations, without prejudice to any rights in respect of any antecedent breach under this Agreement, and this Agreement shall be of no further effect and neither Party hereto shall be under any liability to the other in respect of this Agreement.

8.             INDEMNITY

8.1           The Company hereby irrevocably undertakes to keep the Subscriber fully and effectively indemnified against all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs) that the Subscriber may incur or suffer in connection with or arising from any material breach of any of the warranties in Clause 5 and/or default by the Company of its obligations under this Agreement.

8.2           The Subscriber hereby irrevocably undertakes to keep the Company fully and effectively indemnified against all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs) that the Company may incur or suffer in connection with or arising from any material breach of any of the warranties in Clause 6 and/or default by the Subscriber of its obligations under this Agreement.

8.3           Any liability to the Subscriber hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Subscriber in its absolute discretion without in any way prejudicing or affecting its rights against the Company. Any release or waiver or compromises shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in future.

9.             COSTS AND EXPENSES

                The Company agrees to bear and pay all fees, costs, expenses and stamp duty incurred or payable in connection with the allotment, issue and listing of the Warrant Shares on the Official List of the SGX-ST including, without limitation, the preparation, printing and execution of this Agreement and all other documents relating to the issue of the Warrant Shares. For the avoidance of doubt, the Company’s obligation to bear and pay all fees, costs, expenses and stamp duty incurred in the preparation, printing and execution of the S&P Agreement and the Convertible Loan Agreement shall be governed exclusively by the terms and conditions therein contained.

10.          GENERAL PROVISIONS

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10.1         This Agreement (together with any documents referred to herein including the Convertible Loan Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

10.2         The Subscriber acknowledges that the Warrants are subject to the provisions of the Deed Poll and the Terms and Conditions of the Warrants therein attached. The Subscriber further agrees to be bound by the provisions of the Deed Poll and the Terms and Conditions of the Warrants and to comply fully with all such terms and conditions set out therein.

10.3         Each of the Parties acknowledges and agrees that:

(a)            it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

(b)           this Clause 10.3 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement.

10.4         This Agreement shall not be varied, supplemented, deleted or replaced in whatever form nor shall any of such terms being varied, supplemented, deleted or replaced be effective unless agreed in writing and signed by or on behalf of each Party.

11.          TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

12.          NOTICES

12.1         Any notice required to be given by any Party hereto to any other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by facsimile transmission shall be deemed to have been served upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt and any notice served by prepaid registered letter shall be deemed to have been served four (4) Business Days after the time at which it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine.

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12.2         Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Party):-

To the Company:	Vantage Corporation Limited
80 Raffles Place, #29-20 UOB Plaza 2,
Singapore 048624
Attention:	Mr James Tan Meng Dong
Fax Number:	(65) 6533 0022

To the Subscriber:	Kingsville Capital Limited
20 Cecil Street, #26-07 Equity Plaza,
Singapore 049705
Attention:	Mr Tan Bien Kiat
Fax Number:	(65) 6535 3440

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

13.          CONFIDENTIALITY

                Each of the Parties agree to keep and will procure that its employees, officers, advisers and agents shall keep all matters herein confidential.

14.          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, as may be modified, re-enacted, amended, supplemented or reconstituted from time to time, shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement shall have no right whatsoever to enforce this Agreement.

15.          COUNTERPARTS

                This Agreement may be signed in any number of counterparts each of which shall together constitute the same agreement.  Any Party may enter into this Agreement by signing any such counterpart.  Each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

16.          PARTIAL INVALIDITY

                The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

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17.          GOVERNING LAW

17.1         This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

17.2         In relation to any legal action or proceedings arising out of or in connection with this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of Singapore.

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AS WITNESS WHEREOF the Parties hereto have set their hands on the day and year first above written.

Company

SIGNED by ZHANG YUN))
)
for and on behalf of))
VANTAGE CORPORATION))			/s/ Zhang Yun
LIMITED))
in the presence of :-)

_/s/ Steven Lim
Name	: STEVEN LIM
NRIC No.	: S1480610E
Designation	: FINANCE MANAGER

Subscriber

SIGNED by AQBAL SINGH
A/L KULDIP SINGH))
)
For and on behalf of))
KINGSVILLE CAPITAL LIMITED))			/s/ AQBAL SINGH A/L KULDIP SINGH
in the presence of :-)

s/ Chan Fook Meng
Name	: Chan Fook Meng
NRIC No.	: Advocate & Solicitor
Designation	: Singapore

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DATED THIS 17TH DAY OF FEBRUARY 2006

VANTAGE CORPORATION LIMITED

DEED POLL

Warrants to subscribe for

new ordinary shares of S$0.24 each

in the capital of

Vantage Corporation Limited

 (incorporated with limited liability)

(Reg. No: 200010215M)

9 RAFFLES PLACE

#32-00 REPUBLIC PLAZA

SINGAPORE 048619
TELEPHONE:  (65) 6389-3000
FACSIMILE:   (65) 6389-3099

www.stamfordlaw.com.sg

C O N T E N T S

CLAUSE

HEADING

PAGE

1.	INTERPRETATION AND DEFINITIONS
2.	ISSUE OF WARRANTS
3.	FORM OF WARRANT CERTIFICATE
4.	STAMP DUTIES
5.	UNDERTAKINGS
6.	MEETINGS OF WARRANTHOLDERS
7.	MODIFICATIONS
8.	SUIT BY WARRANTHOLDERS
9.	ORIGINAL DOCUMENTS
10.	GOVERNING LAW AND JURISDICTION
SCHEDULE 1
SCHEDULE 2

THIS DEED POLL is executed on 17th day of February 2006 by VANTAGE CORPORATION LIMITED (Company Registration Number 192700053G) (the “Company”), a company incorporated in Singapore and having its registered office at 80 Raffles Place, #29-20 UOB Plaza 2, Singapore 048624.

WHEREAS:-

(A)                                                                                             By resolutions of the Board of Directors passed on 28 September 2005 and of the shareholders of the Company passed on 13 February 2006, the Company duly authorised the creation and issue of up to 20,000,000 warrants (the “Warrants”) as part of the consideration for the acquisition of 3,829,373 ordinary shares of S$2.00 each in Pacific Internet Limited, with an exercise price of S$0.29 per Warrant. Subject to the provisions of this Deed Poll and the Conditions of the Warrants, each Warrant when issued will entitle the holder thereof to subscribe for one (1) new Share.

(B)                                                                               The Directors (as defined below) have approved this Deed Poll and have authorised the execution of this Deed Poll under the common seal of the Company in connection with the aforesaid issue of Warrants.

(C)                                                                               Pursuant to the said resolutions of the Directors dated 28 September 2005 and the resolutions of the shareholders of the Company (the “Shareholders”) dated 13 February 2006, it was resolved, inter alia, that the Company issue the Warrants and enter into this Deed Poll in connection therewith.

NOW THIS DEED POLL WITNESSETH and the Company HEREBY DECLARES as follows:-

1.             INTERPRETATION AND DEFINITIONS

1.1                                 In this Deed Poll, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following respective meanings:-

                                                “Act” means the Companies Act, Chapter 50 of Singapore;

                                                “Approved Bank” means any bank or merchant bank in Singapore of international repute and selected by the Directors;

                                                “Auditors” means the auditors for the time being of the Company or, if there shall be joint auditors, any one or more of such auditors or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the provisions of this Deed Poll or the Conditions, such other auditors as may be nominated by the Company;

                                                “Business Day” means a day (other than a Saturday, a Sunday or public holiday) on which banks are open for business in Singapore;

                                                “Conditions” means the terms and conditions endorsed on the Warrant Certificates as the same may from time to time be modified in accordance with the provisions set out herein and therein and any reference in this Deed Poll to a particular Condition shall be construed accordingly;

                                                “Deed Poll” means this Deed Poll and the Schedules (as the same may be modified from time to time in accordance with the terms hereof) and includes any deed executed in accordance with the provisions hereof (as from time to time modified as aforesaid) and expressed to be supplemental hereto;

                                                “Directors” mean the directors for the time being of the Company;

                                                “Exercise Date” means, in relation to the exercise of a Warrant, the Business Day (falling within the Exercise Period) on which the applicable conditions referred to in Condition 4 are fulfilled, or (if fulfilled on different days) on which the last of such conditions is fulfilled, Provided that if any such day falls during a period when the Register of Members of the Company is closed, then the “Exercise Date” shall be the following Business Day on which the Register of Members of the Company is open;

                                                “Exercise Notice” means a notice (for the time being current) for the exercise of the Warrants, copies of which may be obtained from the Warrant Agent;

                                                “Exercise Period” means the period commencing on and including the date of issue of the Warrants and expiring at 5.00 p.m. on the date immediately preceding the fifth (5th) anniversary of the date of issue of the Warrants but excluding such period(s) during which the Warrant Register may be closed pursuant to Condition 4(g);

                                                “Exercise Price” means, in respect of each Warrant, S$0.29 for each Share, subject to adjustment in accordance with Condition 5;

                                                “Expiration Date” means the last day of the Exercise Period, Provided that if such last day falls on a day other than a Business Day, then the Business Day immediately preceding the last day shall be the “Expiration Date”;

                                                “Extraordinary Resolution” has the meaning set out in paragraph 20 of Schedule 2;

                                                “Last Dealt Price” means, in relation to a Share on a relevant Market Day, the last dealt price per Share for one or more board lots of Shares on that Market Day on which there is trading of the Shares on the SGX-ST;

                                                “Market Day” has the meaning ascribed to it in the Listing Manual of the SGX-ST;

                                                “New Shares” means the new Shares to be issued by the Company, credited as fully paid, upon the exercise of the Warrants, including, where the context admits, such new Shares arising from the exercise of any further Warrants as may be required or permitted to be issued in accordance with the terms and conditions of the Warrants set out in the Deed Poll;

                                                “Registrar” means Lim Associates (Pte) Limited or such other person, firm or company as may be appointed as such from time to time by the Company;

                                                “Shares” means ordinary shares of S$0.24 each in the capital of the Company and each a “Share”;

                                                “SGX-ST” means the Singapore Exchange Securities Trading Limited;

                                                “Special Account” means the account maintained by the Company with a bank in Singapore for the purpose of crediting moneys paid by exercising Warrantholders in satisfaction of the Exercise Price in relation to the Warrants exercised by such exercising Warrantholders;

                                                “unexercised” means, in relation to the Warrants, all the Warrants which have been issued pursuant to the resolutions referred to in the Recitals hereto and all the Warrants which are issued pursuant to Condition 5 for so long as the Warrants shall not have lapsed in accordance with Condition 3 other than (a) those which have been exercised in accordance with their terms, (b) those mutilated or defaced Warrants in respect of which replacement Warrants have been duly issued pursuant to Condition 9, and (c) for the purpose of ascertaining the number of Warrants unexercised at any time (but not for the purpose of ascertaining whether any Warrants are unexercised) those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 9; provided that for the purposes of (i) the right to attend and vote at any meeting of Warrantholders and (ii) the determination of how many and which Warrants for the time being remain unexercised for the purposes of Condition 10 and paragraphs 1, 3, 4 and 8 of Schedule 2, those Warrants which have not been exercised but have been lodged for exercise (whether or not the conditions precedent to such exercise have been or will be fulfilled) shall, unless and until withdrawn from lodgement, be deemed not to remain unexercised;

“Warrant Agency Agreement” means the warrant agency agreement to be made between (1) the Company, (2) the Warrant Agent and (3) the Registrar appointing, inter alia, the Warrant Agent, as the same may be modified from time to time by the parties thereto, and includes any other agreement (whether made pursuant to the terms of the Warrant Agency Agreement or otherwise) appointing further or other Warrant Agents or amending or modifying the terms of any such appointment;

“Warrant Agent” means Lim Associates (Pte) Limited or such other person as may be appointed as such from time to time pursuant to the Warrant Agency Agreement;

                                                “Warrant Certificates” means the certificates (in registered form) to be issued in respect of the Warrants substantially in the form set out in Schedule 1, as from time to time modified in accordance with the provisions set out herein;

                                                “Warrant Register” shall have the meaning ascribed to it in Condition 4(g);

                                                “Warrantholder” means the registered holders of the Warrants and the word “holder” or “holders” in relation to Warrants shall (where appropriate) be construed accordingly; and

                                                “Warrants” means the warrants to be issued pursuant to the resolutions referred to in the Recitals hereto and the additional warrants to be issued pursuant to Condition 5 and for the time being remaining unexercised or, as the context may require, a specific number thereof and includes any replacement Warrant issued pursuant to Condition 9.

1.2                                 Unless the context otherwise requires, terms importing the singular number only shall include the plural and vice versa, terms denoting the neuter or masculine gender only shall include the feminine gender and the masculine or neuter gender, as the case may be, also, and terms importing persons shall include firms and corporations.

1.3                                 Unless otherwise indicated, references in this Deed Poll to Clauses and to Schedules shall be construed as references to the Clauses of and Schedules to this Deed Poll and any reference to a sub-Clause shall be construed as a reference to the relevant sub-Clause of the Clause in which such reference appears.

1.4                                 References in this Deed Poll to “dollars” or the sign “S$” shall be construed as references to the lawful currency of Singapore.

1.5                                 References in this Deed Poll to a time of day shall be construed as references to Singapore time.

1.6                                 References in this Deed Poll to any statute or a provision of any statute shall be deemed to include a reference to any statute or the relevant provision of any statute which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.7                                 References in this Deed Poll to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall be deemed to include, in respect of any jurisdiction other than Singapore, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or proceeding described or referred to in this Deed Poll.

1.8                                 The headings to Clauses and Conditions and the Table of Contents are inserted for convenience only and shall be ignored in construing this Deed Poll and the Warrants.

1.9                                 Unless the context otherwise requires, words or expressions contained in this Deed Poll shall bear the same meanings as in the Act.

2.             ISSUE OF WARRANTS

2.1                                 The Company hereby creates 20,000,000 Warrants. Each Warrantholder will be entitled to a Warrant Certificate in respect of the Warrants and each Warrant shall confer the right to subscribe for one (1) Share.

2.2                                 The Company shall comply with the provisions of this Deed Poll and the Warrant Certificate(s) (including the Conditions) in all respects and the Warrants shall be held subject to such provisions and the Conditions which shall be binding upon the Company and Warrantholders and all persons claiming through or under them respectively.

2.3                                 Without prejudice to the generality of Clause 2.2, the Company shall upon exercise of all or any of the Warrants from time to time during the Exercise Period allot and issue the appropriate number of Shares in accordance with the Conditions set out hereunder.

2.4                                 The Exercise Price for each Warrant shall be fixed at a price of S$0.29.

2.5                                 The Exercise Price and the number of Warrants are subject to adjustment in accordance with the Conditions.  Notice of any such adjustment shall be given in accordance with Condition 11.

2.6                                 The Warrants shall be transferable by instrument of transfer in any usual or common form or such other form as may be approved by the Directors.

3.             FORM OF WARRANT CERTIFICATE

3.1                                 Definitive Warrant Certificates shall be in or substantially in the form set out in Schedule 1 hereto. The definitive Warrant Certificates shall have endorsed thereon the Conditions in or substantially in the form set out in the section entitled “Terms and Conditions of the Warrants” attached hereto as Schedule 1 and shall be issued in registered form, serially numbered and shall be transferable by registration only.

3.2                                 The definitive Warrant Certificates shall be signed manually by either two (2) Directors or by a Director and the Company Secretary, such signatures constituting valid and binding obligations on the Company, notwithstanding that such person(s) may have ceased to hold such office at the date of delivery of any Warrant Certificate.

4.             STAMP DUTIES

                                                The Company shall pay all stamp duties and other similar duties or taxes that may be payable in Singapore in connection with the constitution and initial issue of the Warrants, the distribution of the Warrants and the execution of this Deed Poll.  Any other stamp duties, similar duties or taxes (if any) arising from the exercise and/or the transfer of the Warrants will be for the account of the Warrantholder.

5.             UNDERTAKINGS

5.1                                 The Company shall, if and so long as any of the Warrants remains unexercised within the Exercise Period:-

                                                5.1.1        keep available and free from pre-emptive or similar rights, such number of Shares out the Company’s authorised but unissued share capital that would be required to be issued upon the exercise of all the Warrants from time to time remaining unexercised and further, to satisfy in full all other rights of conversion into or exchange or subscription for Shares and shall ensure that all Shares delivered upon the exercise of the Warrants in accordance with the Conditions will be duly and validly issued and fully-paid;

                                                5.1.2        not take any action which would result in an adjustment of the Exercise Price if, after giving effect thereto, the Exercise Price would be decreased to such an extent that the Shares to be issued on exercise of any Warrant could not, under any applicable law then in effect, be legally issued as fully-paid;

                                                5.1.3        not create or permit to be in issue any Equity Share Capital which, as regards dividends, voting or capital, has rights more favourable to the holders thereof than those attached to the Shares; provided that nothing in this Clause 5.1.3 shall prevent the issue of any Equity Share Capital to officers, including Directors of the Company if applicable or employees of the Company or of any of its subsidiaries pursuant to purchase or option schemes approved by the Shareholders in general meeting.  For the purposes of this Clause 5.1.3, the expression “Equity Share Capital” means the issued share capital of the Company for the time being, excluding any part thereof which does not, either as regards dividends or as regards capital, carry any right to participate beyond a specified amount in a distribution or beyond an amount calculated by reference to a specified rate of taxation. Notice shall be given to the Warrantholder in accordance with Condition 11 at least 14 days prior to the date of such creation or issue;

                                                5.1.4        if any offer is made to all holders of Shares (or such holders other than the offeror and/or any company controlled by the offeror and/or persons associated or acting in concert with the offeror) to acquire all or a portion of the Shares and such offer comes to the knowledge of the Company, give notice of such offer to the Warrantholders in accordance with Condition 11 within 21 days after obtaining such knowledge;

                                                5.1.5        in the event of any consolidation, amalgamation or merger of the Company with any other corporation (other than a consolidation, amalgamation or merger in which the Company is the continuing corporation) or in the event of any sale or transfer of all or substantially all of the assets of the Company, forthwith notify the Warrantholders in accordance with Condition 11 of such event and (so far as legally possible) cause the corporation resulting from or surviving such consolidation, amalgamation or merger or the corporation which shall have acquired such assets, as the case may be, to execute such instruments or other documents or assurances as may be necessary legally to ensure that the holder of each Warrant then remaining unexercised shall have the right (during the period such Warrant shall remain unexercised) by exercising such Warrant to be issued the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Shares which would have become liable to be issued upon exercise of such Warrant immediately prior to such consolidation, amalgamation, merger, sale or transfer and the above provisions of this Clause 5.1.5 shall apply in the same way to any subsequent consolidations, amalgamations, mergers, sales or transfers;

                                                5.1.6        if it is a party to any transaction referred to in Clause 5.1.5 above in which the Company is not the continuing corporation, use its best endeavours to obtain all consents which may be necessary or appropriate under Singapore law to enable the continuing corporation to give effect to the Warrants;

                                                5.1.7        use its best endeavours to obtain and maintain the listing all the Shares issuable on exercise of the Warrants on the SGX-ST and comply with all requirements that may be imposed on it by the SGX-ST from time to time;

                                                5.1.8        send to the SGX-ST (through such means as the SGX-ST may accept) prior to the date of publication a copy of each notice to the Warrantholders to be published in accordance with Condition 11;

                                                5.1.9        at all times maintain a Warrant Agent and a Registrar, each having a specified office in Singapore;

                                                5.1.10      give or cause the Warrant Agent to give notice to the Warrantholders in accordance with Condition 11 of any adjustment to the Exercise Price and/or the number of Warrants;

                                                5.1.11      give or cause the Warrant Agent to give sufficient notice in writing to each of the Warrantholders of the Expiration Date of the Warrants; and

                                                5.1.12      comply with all its obligations under the Warrant Agency Agreement and use its reasonable endeavours to procure that each of the Warrant Agent and the Registrar observes and complies with all its obligations under the Warrant Agency Agreement.

6.             MEETINGS OF WARRANTHOLDERS

The provisions of Schedule 2 shall have full effect in relation to meetings of Warrantholders as if the same had been incorporated herein.

7.             MODIFICATIONS

7.1                                 Subject only to the power of the Company to amend this Deed Poll in accordance with Condition 10(b), any modification to this Deed Poll may be effected only by deed, executed by the Company and expressed to be supplemental hereto, and only if it shall first have been sanctioned by an Extraordinary Resolution of the Warrantholders.

7.2           A memorandum of every such supplemental deed shall be endorsed on this Deed Poll.

7.3                                 Notice of every modification to this Deed Poll shall be given by the Company to the Warrantholders in accordance with Condition 11.

8.             SUIT BY WARRANTHOLDERS

8.1                                 The Company hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on its part or binding upon it contained in this Deed Poll shall enure to each and every Warrantholder.

8.2                                 Each Warrantholder shall be entitled severally to enforce the said covenants, obligations and conditions against the Company insofar as each such Warrantholder’s Warrants are concerned, without the need to join the allottee of any such Warrant or any intervening or other Warrantholder in the proceedings for such enforcement.

9.             ORIGINAL DOCUMENTS

9.1                                 This Deed Poll shall be deposited with and held by the Warrant Agent for so long as any Warrant remains unexercised and for so long thereafter as any claim made against the

                                                Company by any Warrantholder in relation to the Warrants or this Deed Poll shall not have been finally adjudicated, settled or discharged.

9.2                                 The Company hereby acknowledges the right of every Warrantholder to the production of this Deed Poll.

10.          GOVERNING LAW AND JURISDICTION

10.1                           This Deed Poll and the Warrants are governed by, and shall be construed in accordance with, the laws of Singapore.

10.2                           The courts of Singapore are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed Poll and the Warrants and accordingly any legal action or proceedings arising out of or in connection with this Deed Poll and the Warrants (“Proceedings”) may be brought in such courts. The Company irrevocably submits to the exclusive jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

SCHEDULE 1

FORM OF WARRANT CERTIFICATE

VANTAGE CORPORATION LIMITED

 (Incorporated in the Republic of Singapore)

(Company Registration No. 192700053G)

WARRANTS TO SUBSCRIBE FOR SHARES IN

VANTAGE CORPORATION LIMITED

THIS IS TO CERTIFY THAT	Certificate No.	: [•]

	No. of Warrants	: [•]

	Reference Nos.	: 1- [•]

[NAME OF WARRANTHOLDER]

is entitled, in accordance with the Conditions endorsed hereon and subject to adjustments in certain circumstances, to subscribe for 20,000,000 Shares in Vantage Corporation Limited (the “Company”) at any time on or after [date of issue of Warrants] but not later than 5.00 p.m. on the date immediately preceding the fifth anniversary of the date of the issue of warrants.

                                The Warrants are issued subject to and with the benefit of a deed poll (the “Deed Poll”) dated [•] and executed by the Company, which is enforceable severally by each Warrantholder (as defined in the Conditions endorsed hereon) against the Company insofar as each such Warrantholder’s Warrants are concerned. Copies of the Deed Poll are and will be available for inspection by Warrantholders at the registered office for the time being of the Company and at the specified office of the Warrant Agent (referred to in the Conditions endorsed hereon), in each case for so long as any Warrant remains unexercised and for so long thereafter as any claim made against the Company by any Warrantholder in relation to the Warrants or the Deed Poll shall not have been finally adjudicated, settled or discharged.  The Company hereby acknowledges the right of every Warrantholder to the production of the Deed Poll.  Warrantholders will be deemed to have notice of all the provisions contained in the Deed Poll.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed by signature manually or in facsimile by authorised persons on its behalf.

VANTAGE CORPORATION LIMITED

By:
Director
By:
Director/Secretary
Issued on

Note:                  No transfer of any portion of Warrants comprised in this Certificate will be registered unless this Certificate is delivered to the Registrar, Lim Associates (Pte) Ltd or such other address for the time being of its registered office.

TERMS AND CONDITIONS OF THE WARRANTS

The warrants (the “Warrants”) to subscribe for new ordinary shares of S$0.24 each (the “Shares”) in the capital of Vantage Corporation Limited (the “Company”) are issued subject to and with the benefit of a deed poll (the “Deed Poll”) dated [•] executed by the Company. The issue of the Warrants was authorised by resolutions of the Board of Directors of the Company passed on [•] and of the shareholders of the Company (the “Shareholders”) passed on [•].

The statements in these terms and conditions of the Warrants (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Deed Poll. Copies of the Deed Poll are available for inspection at the specified office of the warrant agent referred to in Condition 4(f) (the “Warrant Agent”) and the holders of the Warrants (the “Warrantholders”) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Deed Poll.

1.                             DEFINITIONS

For the purposes of these Conditions and subject as otherwise provided herein: -

                                                                “Act” means the Companies Act, Chapter 50 of Singapore;

                                                                “Approved Bank” means any bank or merchant bank in Singapore of international repute and selected by the Directors;

                                                                “Auditors” means the auditors for the time being of the Company or, if there shall be joint auditors, any one or more of such auditors or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the provisions of this Deed Poll or the Conditions, such other auditors as may be nominated by the Company;

                                                                “Business Day” means a day (other than a Saturday, a Sunday or public holiday) on which banks, the SGX-ST, CDP and the Warrant Agent are open for business in Singapore;

                                                                “Conditions” means the terms and conditions endorsed on the Warrant Certificates as the same may from time to time be modified in accordance with the provisions set out herein and therein and any reference in this Deed Poll to a particular Condition shall be construed accordingly;

                                                                “Deed Poll” means this Deed Poll and the Schedules (as the same may from time to time in be modified in accordance with the terms hereof) and includes any deed executed in accordance with the provisions hereof (as may from time to time be modified as aforesaid) and expressed to be supplemental hereto;

                                                                “Directors” mean the directors for the time being of the Company;

                                                                “Exercise Date” means, in relation to the exercise of a Warrant, the Business Day (falling within the Exercise Period) on which the applicable conditions referred to in Condition 4 are fulfilled, or (if fulfilled on different days) on which the last of such conditions is fulfilled, Provided that if any such day falls during a period when the Register of Members of the Company is closed, then the “Exercise Date” shall be the next following Business Day on which the Register of Members of the Company is open;

                                                                “Exercise Notice” means a notice (for the time being current) for the exercise of the Warrants, copies of which may be obtained from the Warrant Agent;

                                                                “Exercise Period” means the period commencing on and including the date of issue of the Warrants and expiring at 5.00 p.m. on the date immediately preceding the fifth anniversary of the date of issue of the Warrants but excluding such period(s) during which the Warrant Register may be closed pursuant to Condition 4(g);

                                                                “Exercise Price” means, in respect of each Warrant, S$0.29 for each Share, subject to adjustment in accordance with Condition 5;

                                                                “Expiration Date” means the last day of the Exercise Period, Provided that if such last day falls on a day other than a Business Day, then the Business Day immediately preceding the last day shall be the “Expiration Date”;

                                “Extraordinary Resolution” has the meaning set out in paragraph 20 of Schedule 2;

                                                                “Last Dealt Price” means, in relation to a Share on a relevant Market Day, the last dealt price per Share for one or more board lots of Shares on that Market Day on which there is trading of the Shares on the Mainboard of the SGX-ST;

                                                                “Market Day” has the meaning ascribed to it in the Listing Manual of the SGX-ST;

                                                                “New Shares” means the new Shares to be issued by the Company, credited as fully paid, upon the exercise of the Warrants, including, where the context admits, such new Shares arising from the exercise of any further Warrants as may be required or permitted to be issued in accordance with the terms and conditions of the Warrants set out in the Deed Poll;

                                                                                               “Registrar” means Lim Associates (Pte) Limited or such other person, firm or company as may be appointed as such from time to time by the Company;

                                                                “Shares” means ordinary shares of S$0.24 each in the capital of the Company;

                                                                “SGX-ST” means the Singapore Exchange Securities Trading Limited;

                                                                “Special Account” means the account maintained by the Company with a bank in Singapore for the purpose of crediting moneys paid by exercising Warrantholders in satisfaction of the Exercise Price in relation to the Warrants exercised by such exercising Warrantholders;

                                                                “unexercised” means, in relation to the Warrants, all the Warrants which have been issued pursuant to the resolutions referred to in the Recitals hereto and all the Warrants which are issued pursuant to Condition 5 for so long as the Warrants shall not have lapsed in accordance with Condition 3 other than (a) those which have been exercised in accordance with their terms, (b) those mutilated or defaced Warrants in respect of which replacement Warrants have been duly issued pursuant to Condition 9, and (c) for the purpose of ascertaining the number of Warrants unexercised at any time (but not for the purpose of ascertaining whether any Warrants are unexercised) those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 9; provided that for the purposes of (i) the right to attend and vote at any meeting of Warrantholders and (ii) the determination of how many and which Warrants for the time being remain unexercised for the purposes of Condition 10 and paragraphs 1, 3, 4 and 8 of Schedule 2, those Warrants which have not been exercised but have been lodged for exercise (whether or not the conditions precedent to such exercise have been or will be fulfilled) shall, unless and until withdrawn from lodgement, be deemed not to remain unexercised;

                                                                “Warrant Agency Agreement” means the Warrant Agency Agreement dated [—] and made between (1) the Company, (2) the Warrant Agent and (3) the Registrar appointing, inter alia, the Warrant Agent, as the same may be modified from time to time by the parties thereto, and includes any other agreement (whether made pursuant to the terms of the Warrant Agency Agreement or otherwise) appointing further or other Warrant Agents or amending or modifying the terms of any such appointment;

                                                                “Warrant Agent” means Lim Associates (Pte) Limited or such other person as may be appointed as such from time to time pursuant to the Warrant Agency Agreement;

                                                                “Warrant Certificates” means the certificates (in registered form) to be issued in respect of the Warrants substantially in the form set out in Schedule 1, as from time to time modified in accordance with the provisions set out herein;

                                                                “Warrant Register” shall have the meaning ascribed to it in Condition 4(g);

                                                                “Warrantholders” means the registered holders of the Warrants and the word “holder” or “holders” in relation to Warrants shall (where appropriate) be construed accordingly; and

                                                                “Warrants” means the warrants to be issued pursuant to the resolutions referred to in the Recitals hereto and the additional warrants to be issued pursuant to Condition 5 and for the time being remaining unexercised or, as the context may require, a specific number thereof and includes any replacement Warrant issued pursuant to Condition 9.

2.                             FORM AND TITLE

The Warrants are issued in registered form. Title to the Warrants will be transferable in accordance with Condition 8. The Warrant Agent will maintain the Warrant Register (as defined below) on behalf of the Company and except as required by law, the registered holder of Warrants will be deemed to be and be treated as the absolute owner thereof (whether or not the Company shall be in default in respect of the Warrants or its covenants contained in the Deed Poll and notwithstanding any notice of ownership or writing hereon or notice of any previous loss or theft or forgery of the relevant Warrant Certificate or any express notice to the Company or Warrant Agent or any other related matters) for the purpose of giving effect to the exercise of the rights constituted by the Warrants and for all other purposes in connection with the Warrants.

3.                             EXERCISE RIGHTS

(a)                                                                                 Each Warrantholder shall have the right, by way of exercise of a Warrant, at any time during normal business hours on any Business Day during the Exercise Period in the manner set out in Condition 4 and otherwise on the terms and subject to these Conditions, to subscribe for one Share at the Exercise Price, subject to adjustments in accordance with Condition 5, on the Exercise Date applicable to such Warrant. The Exercise Price shall, on the Exercise Date, be applied towards payment for the Shares to be issued on the exercise of the relevant Warrant. Each Warrant shall, following its exercise in accordance with these Conditions, be cancelled by the Company. No fraction of a Share shall be allotted.

(b)                                                                                At the expiry of the Exercise Period, any Warrants which have not been exercised in accordance with Condition 4 will lapse and cease to be valid for any purpose.

(c)                                                                                 Any Warrant in respect of which the Exercise Notice shall not have been duly completed and delivered in the manner set out below under Condition 4 to the Warrant Agent on or before 5.00 p.m. on the Expiration Date shall become void.

4.                             PROCEDURE FOR EXERCISE OF WARRANTS

(a)                           Lodgement Conditions

In order to exercise one or more Warrants, a Warrantholder must before 3.00 p.m. on any Business Day and before 5.00 p.m. on the Expiration Date during the Exercise Period, fulfil the following conditions:-

(i)                                     lodgement of the relevant Warrant Certificate registered in the name of the exercising Warrantholder for exercise at the specified office for the time being of the Warrant Agent together with the Exercise Notice (copies of which may be obtained from the Warrant Agent or the Company) in respect of the Warrants represented thereby, duly completed and signed by or on behalf of the exercising Warrantholder and duly stamped in accordance with any law for the time being in force relating to stamp duty;

(ii)                                  the furnishing of such evidence (if any, including evidence of nationality) as the Warrant Agent may require to determine the due execution of the Exercise Notice by or on behalf of the exercising Warrantholder (including every joint Warrantholder, if any) or otherwise ensure the due exercise of the Warrants and such other evidence as the Company may require to verify due compliance for the purposes of administering and implementing the provisions set out in these Conditions;

(iii)                               the payment or satisfaction of the Exercise Price in accordance with the provisions of Condition 4 (b) below;

(iv)                              the payment of any stamp, issue, registration or other similar taxes or duties arising on the exercise of the relevant Warrant(s) as the Warrant Agent may require; and

(v)                                 if applicable, the payment of any fees for certificates for the Shares to be issued and the expenses of, and the submission of any necessary documents required in order to effect the delivery of, certificates for the Shares, upon exercise of the relevant Warrants to the place specified by the exercising Warrantholder in the Exercise Notice.

An Exercise Notice which does not comply with the conditions above shall be void for all purposes.

Once all the abovementioned conditions (where applicable) have been fulfilled, the relevant Warrant Certificate(s) (if any), Exercise Notice and any moneys tendered in or towards payment of the Exercise Price in accordance with Condition 4 (b) below may not be withdrawn without the consent in writing of the Company.

(b)                           Payment of Exercise Price

Payment of the Exercise Price shall be made to the specified office of the Warrant Agent by way of a remittance in Singapore currency by banker’s draft or cashier’s order drawn on a bank operating in Singapore, for the credit of the Special Account for the full amount of the Exercise Price payable in respect of the Warrants exercised, Provided that any such remittance shall be accompanied by the delivery to the Warrant Agent of the payment advice referred to below and shall comply with any exchange control or other statutory requirements for the time being applicable.

Each such payment shall be made free of any foreign exchange commissions, remittance charges or other deductions and shall be accompanied by a payment advice containing (i) the name of the exercising Warrantholder, (ii) the number of Warrants exercised and (iii) the certificate numbers of the relevant Warrant Certificates.

If the payment of the Exercise Price fails to comply with the foregoing provisions, the Warrant Agent may, at its absolute discretion and without liability on behalf of itself or the Company, refuse to recognise the relevant payment as relating to the exercise of any particular Warrant, and the exercise of the relevant Warrants may accordingly be delayed or treated as invalid. If the relevant payment received by the Warrant Agent in respect of an exercising Warrantholder’s purported payment of the Exercise Price relating to all the relevant Warrants lodged with the Warrant Agent is less than the full amount of such Exercise Price, the Warrant Agent shall not treat the relevant payment so received or any part thereof as payment of the Exercise Price or any part thereof and, accordingly, the whole of such relevant payment shall remain in the Special Account (subject to Condition 4 (d) below) unless and until a further payment is made in accordance with the requirements set out above in this Condition 4 (b) in an amount sufficient to cover the deficiency. The Company shall not be held responsible for any loss arising from the retention of any such payment by the Warrant Agent.

Payment of the Exercise Price received by the Warrant Agent will be delivered to the Company in accordance with the Warrant Agency Agreement in payment for the Shares to be delivered in consequence of the exercise of such Warrants.

(c)                           Exercise Date

A Warrant shall be treated as exercised on the Exercise Date relating to that Warrant.

(d)                                                                                                Special Account

Payment of the Exercise Price received by the Warrant Agent for credit to the Special Account will be available for release to the Company on the Business Day after the Exercise Date relating to the relevant Warrants in payment for the Shares to be delivered in consequence of the exercise of such Warrants. The relevant Warrant Certificates shall be cancelled on the Exercise Date.

If such payment is made to the Warrant Agent and such payment is not recognised by the Warrant Agent as relating to the exercise of the relevant Warrants or the relevant payment is less than the full amount of the Exercise Price, or the conditions set out in paragraph 4(a) have not then all been fulfilled in relation to the exercise of such Warrants, such payment will remain in the Special Account pending recognition of such payment or full payment or, fulfilment of the lodgement conditions, as the case may be, but on whichever is the earlier of (i) the fourteenth day after receipt of such Exercise Notice by the Warrant Agent and (ii) the Expiration Date, such payment will (if the Exercise Date in respect of such Warrant(s) has not by then occurred) be returned, without interest, to the person who remitted such payment. The Warrant Agent will, if it is possible to relate the payment so returned to any Warrant Certificates (if applicable), and the Exercise Notice previously lodged with the Warrant Agent, return such Warrant Certificates (if applicable) and the relevant Exercise Notice together with such payment to the exercising Warrantholder at the risk and expense of such Warrantholder. The Company will be entitled to deduct or otherwise recover from the exercising Warrantholder any applicable handling charges and out-of-pocket expenses of the Warrant Agent. So long as any particular payment remains credited to the Special Account and the relevant Exercise Date has not occurred it (but excluding any interest accrued thereon) will continue to belong to the exercising Warrantholder but it may only be withdrawn within the abovementioned 14-day period with the consent in writing of the Company.

(e)                           Allotment of Shares and Issue of Balancing Warrant Certificates

A Warrantholder exercising the Warrants shall be deemed to have elected to receive physical share certificates in respect of such Shares at his address specified in the Warrant Register.

The Company shall allot and issue the Shares arising from the exercise of the relevant Warrants by a Warrantholder in accordance with the instructions of such Warrantholder as set out in the Exercise Notice and the Company shall despatch, as soon as practicable but in any event not later than five Market Days after the relevant Exercise Date, by ordinary post to the address specified in the Exercise Notice (or the Warrant Register, as the case may be) and at the risk of such Warrantholder the certificates relating to such Shares registered in the name of such Warrantholder.

Where a Warrantholder exercises part only (but not all) of the subscription rights represented by Warrants registered in his name, the Company shall despatch a balancing Warrant Certificate in the name of the exercising Warrantholder in respect of any Warrants remaining unexercised by ordinary post to the address specified in the relevant Exercise Notice (or failing which, to his address specified in the Warrant Register) and at the risk of that Warrantholder at the same time as it delivers in accordance with the relevant Exercise Notice the certificate(s) relating to the Shares arising upon exercise of such Warrants.

The Shares will rank for any dividends, rights, allotments or other distributions, the record date for which shall fall after the relevant Exercise Date. Subject as aforesaid, the Shares shall rank pari passu in all other respects with the then existing Shares. For the purpose of this Condition 4(e), “record date” means, in relation to any dividends, rights, allotments or other distributions, the date on which as at the close of business (or such other time in accordance with market practice as may have been notified in writing by the Company), Shareholders must be registered with the Company or in case of Shareholders whose shares are registered in the name of the Central Depository (Pte) Limited (the “CDP”), with the CDP, in order to participate in such dividends, rights, allotments or other distributions.

(f)                            Warrant Agent and Registrar

The names of the initial Warrant Agent and the Registrar and their respective specified offices are set out below. The Company reserves the right at any time to vary or terminate the appointment of the Warrant Agent or the Registrar and to appoint an additional or another Warrant Agent or another Registrar, Provided that it will at all times maintain a Warrant Agent approved in writing by the Depository having a specified office in Singapore, so long as the Warrants are outstanding. Notice of any such termination or appointment and of any changes in the names or specified offices of the Warrant Agent or the Registrar will be given to the Warrantholders in accordance with Condition 11.

(g)                           Register of Warrantholders

(i)                                     The Warrant Agent will maintain a register containing particulars of the

                                                Warrantholders and such other information relating to the Warrants as the Company may require (the “Warrant Register”). The Warrant Register may be closed during such periods when the Register of Transfers of the Company is deemed to be closed and during such periods as may be required to determine the adjustments to the Exercise Price and/or the number of Warrants held by any Warrantholder or during such other periods as the Company may determine. Notice of the closure of the Warrant Register will be given to the Warrantholders in accordance with Condition 11.

(ii)                                  Except as required by law or as ordered by a court of competent jurisdiction, the Company and the Warrant Agent shall be entitled to rely on the Warrant Register to ascertain the identity of the Warrantholders, the number of Warrants to which any such Warrantholders are entitled, to give effect to the exercise of the subscription rights constituted by the Warrants and for all other purposes in connection with the Warrants (whether or not the Company shall be in default in respect of the Warrants or any of the terms and conditions contained herein or in the Deed Poll and notwithstanding any notice of ownership or writing thereon or notice of any claim on or loss or theft or forgery of any Warrant or Warrant Certificate).

(iii)                               Except as required by law the person in whose name a Warrant is registered will be deemed and treated as the absolute owner of that Warrant (whether or not the Company shall be in default in respect of the Warrants or any of the covenants contained in the Deed Poll and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft or forgery of the relevant Warrant Certificate or any express notice to the Company or Warrant Agent or any other related matter) for the purpose of giving effect to the exercise of the rights constituted by the Warrants and for all other purposes in connection with the Warrants.

5.                             ADJUSTMENTS OF EXERCISE PRICE AND NUMBER OF WARRANTS

(a)                                                                               The Exercise Price and the number of Warrants held by each Warrantholder shall from time to time be adjusted by the Directors in consultation with an Approved Bank and certified to be in accordance with Condition 5(b) below by the Auditors. The Exercise Price and the number of Warrants held by each Warrantholder shall from time to time be adjusted as provided in these Conditions and the Deed Poll in all or any of the following cases:

(i)                                             an alteration of the nominal value of the Shares by reason of any consolidation, subdivision or conversion; or

(i)                                             an issue by the Company of Shares, credited as fully paid by way of capitalisation of profits or reserves (including any share premium account and capital redemption reserve fund), to its Shareholders (other than an issue of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend); or

(ii)                                          a Capital Distribution (as defined below) made by the Company to its Shareholders whether on a reduction of capital or otherwise; or

(iii)                                       an offer or invitation made by the Company to its Shareholders whereunder they may acquire or subscribe for Shares by way of rights; or

(iv)                                      an issue (otherwise than pursuant to a rights issue available to all Shareholders, requiring an adjustment under Condition 5 (a)(iv) above, and other than an issue of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) by the Company of Shares, if the Total Effective Consideration (as defined below) for each Share is less than 90 per cent of the Current Market Price for each Share (calculated as provided below).

(b)                                                                              Subject to these Conditions and the Deed Poll, the Exercise Price and the number of Warrants held by each Warrantholder shall from time to time be adjusted in accordance with the following provisions (but so that if the event giving rise to any such adjustment shall be capable of falling within any two or more of paragraphs (i) to (v) of Condition 5(a) above or if such event is capable of giving rise to more than one adjustment, the adjustment shall be made in such manner as the Approved Bank shall determine).

(i)                                             If and whenever a Share by reason of any consolidation or subdivision or conversion shall have a different nominal value, the Exercise Price shall be adjusted in the following manner:

Revised nominal value for each Share
New Exercise Price =	Original nominal value for each Share	x X

                                                                                                                                  and the number of Warrants shall be adjusted in the following manner:

Original nominal value for each Share
Adjusted number of Warrants=	Revised nominal value for each Share	x W

where:

X = existing Exercise Price; and

W = existing number of Warrants held.

Such adjustments will be effective from the close of the Market Day immediately preceding the date on which the consolidation or subdivision or conversion becomes effective,

(ii)                                          If and whenever the Company shall make any issue of Shares to its Shareholders (other than an issue of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) credited as fully paid, by way of capitalisation of profits, or reserves (whether of a capital or income nature and including any share premium account and capital redemption reserve fund), the Exercise Price and the number of Warrants shall be adjusted in the following manner:

A
New Exercise Price =	A + B	x X

A + B
Adjusted number of Warrants =	A	x W

where:

A = the aggregate number of issued and fully paid-up Shares immediately before such capitalisation issue;

B = the aggregate number of Shares to be issued pursuant to any allotment to Shareholders (other than an allotment of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) credited as fully paid by way of capitalisation of profits or reserves (including any share premium account and capital redemption reserve fund);

X = existing Exercise Price; and

W = existing number of Warrants held.

Such adjustments will be effective (if appropriate, retroactively) from the commencement of the day next following the Record Date for such issue.

(iii)                                       If and whenever the Company shall make a Capital Distribution (as defined below) to Shareholders whether on a reduction of capital or otherwise, then the Exercise Price shall be adjusted in the following manner:

C - D
New Exercise Price =	C	x X

where:

C =        the Current Market Price on the Market Day immediately preceding the date on which the Capital Distribution is publicly announced to the Stock Exchange or (failing any such announcement), immediately preceding the date of the Capital Distribution;

D =       the fair market value, as determined by an Approved Bank, of that portion of the Capital Distribution attributable to one Share; and

X = existing Exercise Price.

For the purposes of Conditions 5(a)(iii) and 5(b)(iii), “Capital Distribution” shall (without prejudice to the generality of that expression) include distributions in cash or specie (other than dividends) or by way of issue of Shares (not falling under Condition 5(b)(ii) above) or other securities (other than an issue of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) credited as fully or partly paid up by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve fund). Any distribution out of profits or reserves (including any share premium account or capital redemption reserve fund) made after [•] shall not be deemed to be a Capital Distribution unless the profits or reserves are attributable, to profits or gains arising from the sale of assets owned by the Company or any of its subsidiaries on or before that date and any cancellation of capital which is lost or unrepresented by available assets shall not be deemed to be a Capital Distribution.

Such adjustment will be effective (if appropriate, retroactively) from the commencement of the date next following the Record Date for such transactions.

(iv)                                      If and whenever the Company shall make any offer or invitation to its Shareholders whereunder they may acquire or subscribe for Shares by way of rights, then the Exercise Price shall be adjusted in the following manner:

E - F
New Exercise Price =	E	x X

and the number of Warrants shall be adjusted in the following manner:

E
Adjusted number of Warrants=	E - F	x W

where:

E =        the Current Market Price on the Market Day immediately preceding the date on which the offer or invitation referred to in this Condition 5(b) (iv) is publicly announced to the Stock Exchange or (failing any such announcement) immediately preceding the date of the offer or invitation;

X = existing Exercise Price;

W = existing number of Warrants held; and

F =        the value of rights attributable to one Share, which shall be calculated in accordance with the formula:

E - G
H + 1

where:

G =        the subscription price of one additional Share under the offer or invitation to acquire or subscribe for Shares by way of rights;

H =       the number of Shares which it is necessary to hold in order to be offered or invited to acquire or subscribe for one additional Share by way of rights; and

1 =                       one.

Such adjustments will be effective (if appropriate, retroactively) from the commencement of the date next following the closing date for such offer or invitation.

For the purpose of this paragraph, “closing date” shall mean the date by which acceptance of and payment for the Shares is to be made under the terms of such offer or invitation.

(v)                                       If and whenever the Company makes any allotment to its Shareholders as provided in Condition 5(b)(ii) above and also makes any offer or invitation to its Shareholders as provided in Condition 5(b)(iv) and the Record Date for the purpose of the allotment is also the Record Date for the purpose of the offer or invitation, the Exercise Price and the number of Warrants shall be adjusted in the following manner:

(I x E) + (J x G)
New Exercise Price =	(I + J +B) x E	x X

(I + J + B) x E
Adjusted number of Warrants =	(I x E) + (J x G)	x W

where:

I =         the aggregate number of issued and fully paid-up Shares on the Record Date;

E =        the Current Market Price on the Market Day immediately preceding the date on which the offer or invitation referred to in this Condition 5(b)(iv) is publicly announced to the Stock Exchange or (failing any such announcement) immediately preceding the date of the offer or invitation;

J =         the aggregate number of new Shares to be issued under an offer or invitation to acquire or subscribe for Shares by way of rights;

G =        the subscription price of one additional Share under the offer or invitation to acquire or subscribe for Shares by way of rights;

B = the aggregate number of Shares to be issued pursuant to any allotment to Shareholders (other than an allotment of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) credited as fully paid by way of capitalisation of profits or reserves (including any share premium account and capital redemption reserve fund);

X = existing Exercise Price; and

W = existing number of Warrants held.

Such adjustment will be effective (if appropriate, retroactively) from the commencement of the date next following the closing date for such offer or invitation.

For the purpose of this paragraph, “closing date” shall mean the date by which acceptance of and payment for the Shares is to be made under the terms of such offer or invitation.

(vi)                                    If and whenever (otherwise than pursuant to a rights issue available to all Shareholders alike and requiring an adjustment under Conditions 5 (b) (iv) or 5 (b) (v) above and other than an issue of Shares to Shareholders who elect to receive Shares in lieu of cash or other dividend) the Company shall issue any Shares and the Total Effective Consideration for each Share (as defined below) is less than 90 per cent of the Current Market Price on the Mainboard of the SGX-ST on the date on which the issue price of such Shares is determined, or, if such price is determined either before the close of business on the Stock Exchange for that day or on a day which is not a Market Day, on the immediately preceding Market Day, the Exercise Price shall be adjusted in the following manner:

K + L
New Exercise Price =	K + M	x X

where:

K =       the number of Shares in issue at the close of business on the Mainboard of the SGX-ST on the day immediately preceding the date on which the relevant adjustment becomes effective;

L =        the number of Shares which the Total Effective Consideration (as defined below) would have purchased at such Current Market Price (exclusive of expenses);

M =      the aggregate number of Shares so issued; and

X = existing Exercise Price.

Each such adjustment will be effective (if appropriate, retroactively) from the close of business on the Stock Exchange on the Market Day immediately preceding the date on which the issue is announced, or (failing any such announcement) immediately preceding the date on which the company determines the offering price of such Shares.

For the purposes of these Conditions 5(a) (v) and 5 (b) (vi), the “Total Effective Consideration” shall be determined by the Directors of the Company with the concurrence of an Approved Bank and shall be the aggregate consideration receivable by the Company on payment in full for such Shares without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof, and the “Total Effective Consideration for each Share” shall be the Total Effective consideration divided by the number of Shares issued as aforesaid.

(c)                                                                                 Notwithstanding any of the provisions hereinbefore contained, no adjustment to the Exercise Price and the number of Warrants will be required in respect of:

(i)                                             an issue by the Company of Shares to officers, including directors, or employees of the Company or any of its subsidiaries pursuant to any purchase or option scheme approved by the Shareholders in General Meeting; or

(ii)                                          an issue by the Company of Shares in consideration or part consideration for or in connection with the acquisition of any other securities, assets or business; or

(iii)                                       any issue by the Company of Shares pursuant to the exercise of any of the Warrants; or

(iv)                                      any issue by the Company of securities convertible into Shares or rights to acquire or subscribe for Shares.

(d)                                                                              Any adjustment to the Exercise price will be rounded upwards to the nearest one cent and in no event shall any adjustment involve an increase in the Exercise Price (otherwise than upon the consolidation of Shares into shares of a larger nominal value) or a reduction in the Exercise Price below the nominal value of the Shares for the time being. No adjustments to the Exercise Price shall be made unless it has been certified to be in accordance with Condition 5(b) above by the Auditors for the time being of the Company. No adjustment will be made to the Exercise Price in any case in which the amount by which the same would be reduced would be less than one Singapore cent but any adjustment which would otherwise then be required will be carried forward and taken into account appropriately in any subsequent adjustment.

(e)                                                                               Any adjustment to the number of Warrants held by each Warrantholder will be rounded downwards to the nearest whole Warrant. No adjustment to the number of Warrants shall be made unless (i) it has been certified to be in accordance with Condition 5(b) above by the Auditors for the time being of the Company and (ii) approval in-principle has been granted by the Stock Exchange for the listing of and quotation for such additional warrants as may be issued as a result of such adjustment and such additional Shares as may be issued on the exercise of any of such Warrants.

(f)                                                                                   Notwithstanding the provisions referred to in this Condition 5, in any circumstances where the Directors consider that any adjustments to the Exercise Price and/or the number of Warrants provided under the said provisions should not be made or should be calculated on a different basis or date or should take effect on a different date or that an adjustment to the Exercise Price and/or the number of Warrants should be made notwithstanding that no such adjustment is required under the said provisions, the Company may appoint an Approved Bank to consider whether for any reason whatever the adjustment to be made (or the absence of an adjustment) or the adjustment to be made in accordance with the provisions of this Condition 5 is appropriate or inappropriate, as the case may be, and, if such Approved Bank shall consider the adjustment to be inappropriate, the adjustment shall be modified or nullified or an adjustment made instead of no adjustment in such manner as shall be considered by such Approved Bank to be in its opinion appropriate.

(g)                                                                                Whenever there is an adjustment as herein provided, the Company shall give notice to Warrantholders in accordance with Condition 11 below that the Exercise Price and/or the number of Warrants has/have been adjusted and setting forth the event giving rise to the adjustment, the Exercise Price and/or the number of Warrants in effect prior to such adjustment, the adjusted Exercise Price and/or number of Warrants and the effective date of such adjustment and shall at all times thereafter so long as any of the Warrants remains exercisable make available for inspection at its registered office a signed copy of the certificate of the Auditors certifying the adjustment to the Exercise Price and/or the number of Warrants and a certificate signed by a Director of the Company setting forth brief particulars of the event giving rise to the adjustment, the Exercise Price and/or number of Warrants in effect prior to such adjustment, the adjusted Exercise Price and/or number of Warrants and the effective date of such adjustment and shall, on request, send a copy thereof to any Warrantholder. Whenever there is an adjustment to the number of Warrants, the Company will, as soon as practicable but not later than five Market Days after the effective date of such adjustment, despatch by ordinary post Warrant Certificates for the additional number of Warrants issued to each Warrantholder, at the risk and expense of that Warrantholder, at his address appearing in the Register or, in respect of Warrants registered in the name of the CDP, to the CDP.

(h)                                                                                If the Directors of the Company, the Approved Bank and the Auditors are unable to agree upon any adjustment required under these provisions the Directors of the Company shall refer the adjustment to the decision of another Approved Bank acting as expert and not as arbitrator and whose decision as to such adjustment shall be final and conclusive and no certification by the Auditors shall in such circumstances be necessary.

(i)                                                                                    If the Company shall in any way modify the rights attached to any share or loan capital so as to convert or make convertible such share or loan capital into, or attach thereto any rights to acquire or subscribe for Shares, the Company shall appoint an Approved Bank to consider whether any adjustment is appropriate and if such Approved Bank and the Directors of the Company shall determine that any adjustment is appropriate, the Exercise Price and/or the number of Warrants shall be adjusted accordingly.

(j)                                                                                    Any new Warrants which may be issued by the Company under this Condition 5 shall rank pari passu with the Warrants issued under the Warrants Issue and will for all purposes form part of the series of Warrants constituted by the Deed Poll, and shall be issued subject to and with the benefit of the Deed Poll and on such terms and conditions as the Directors of the Company may from time to time think fit including but not limited to the terms and conditions as set out herein for the Warrants.

(k)                                                                                 In giving any certificate or making any adjustment hereunder, the Auditors and the Approved Bank shall be deemed to be acting as experts and not as arbitrators and in the absence of manifest error, their decision shall be conclusive and binding on all persons having an interest in the Warrants.

(l)                                                                                                    Notwithstanding anything herein contained, any adjustment to the Exercise Price and/or the number of Warrants other than in accordance with the provisions of this Condition 5, shall be subject to the approval of the SGX-ST and agreed to by the Company, the Auditors and the Approved Bank.

6.                             WINDING-UP OF THE COMPANY

If a resolution is passed for a members’ voluntary winding-up of the Company then:-

                                                                                                (a)           if such winding-up is for the purpose of reconstruction or amalgamation pursuant to a scheme of arrangement approved by the Warrantholders, or some person designated by them for such purpose, by Extraordinary Resolution (as defined in the Deed Poll), the terms of such scheme of arrangement shall be binding on all the Warrantholders; and

                                                                                                (b)           in any other case every Warrantholder shall be entitled upon and subject to the Conditions at any time within six weeks after the passing of such resolution for a members’ voluntary winding-up of the Company by irrevocable surrender of his Warrant Certificate(s) to the Company with the Exercise Notice(s) duly completed, together with payment of the relevant Exercise Price and having duly complied with all other conditions set out in Conditions 4(a) and 4(b), to elect to be treated as if he had immediately prior to the commencement of such winding-up exercised the Warrants to the extent specified in the Exercise Notice(s) and had on such date been the holder of the Shares to which he would have become entitled pursuant to such exercise and the liquidator of the Company shall, if permitted by law, give effect to such election accordingly. The Company shall give notice to the Warrantholders in accordance with Condition 11 of the passing of any such resolution within seven days after the passing thereof.

Subject to the foregoing, if the Company is wound-up for any other reason, all Warrants which have not been exercised at the date of the passing of such resolution shall lapse and the Warrants shall cease to be valid for any purpose.

7.                             FURTHER ISSUES

                                                                                               Subject to the Conditions, the Company shall be at liberty to issue Shares to Shareholders either for cash or as bonus distributions and further subscription rights upon such terms and conditions as the Company sees fit but the Warrantholders shall not have any participating rights in such issue unless otherwise resolved by the Company in general meeting or in the event of a takeover offer to acquire Shares.

8.                                                                                    TRANSFER OF WARRANTS

(a)                                                                                 Subject to the provisions contained herein, the Warrants shall be transferable in lots entitling the Warrantholders to subscribe for whole numbers of Shares and so that no person shall be recognised by the Company as having title to Warrants entitling the holder thereof to subscribe for a fractional part of a Share or otherwise than as the sole or joint holder of the entirety of such Share.

(b)                                                                                Subject to applicable law and other provisions of the Conditions, a Warrant may only be transferred in accordance with the following provision of this Condition 8(b):-

                                                                                                (i)            a Warrantholder (the “Transferor”) shall lodge, during normal business hours on any Business Day at the specified office of the Warrant Agent, the Transferor’s Warrant Certificate(s) together with a transfer form as prescribed by the Company from time to time (the “Transfer Form”) duly completed and signed by, or on behalf of, the Transferor and the transferee and duly stamped in accordance with any law for the time being in force relating to stamp duty;

                                                                                                (ii)           the Transfer Form shall be accompanied by the registration fee (such fee being for the time being a sum of $2.00 for each Warrant Certificate to be transferred) which shall be payable by cash or cheque together with any stamp duty and any goods and services tax (if any) specified by the Warrant Agent to the Transferor, such evidence as the Warrant Agent may require to determine and verify the due execution of the Transfer Form and payment of the expenses of, and submit, such documents as the Warrant Agent may require to effect delivery of the new Warrant Certificate(s) to be issued in the name of the transferee;

                                                                                                (iii)          if the Transfer Form has not been fully or correctly completed by the Transferor or the full amount of the fees and expenses due to the Warrant Agent have not been paid to the Warrants Agent, the Warrant Agent shall return such Transfer Form to the Transferor accompanied by written notice of the omission(s) or error(s) and requesting the Transferor to complete and/or amend the Transfer Form and/or to make the requisite payment; and

                                                                                                (iv)          if the Transfer Form has been fully and correctly completed, the Warrant Agent shall as agent for and on behalf of the Company (a) register the person named in the Transfer Form as transferee in the Warrant Register as registered holder of the Warrant in place of the Transferor, (b) cancel the Warrant Certificate(s) in the name of the Transferor, and (c) issue new Warrant Certificate(s) in respect of the Warrants registered in the name of the transferee.

(d)                                                                                The executors and administrators of a deceased Warrantholder, in the case of the death of one or more of several joint holders, the survivor or survivors of such joint holders shall be the only persons recognised by the Company and the Warrant Agent as having any title to the Warrants and shall be entitled to be registered as a holder of the Warrants upon the production by such persons to the Company and the Warrant Agent of such evidence as may be reasonably required by the Company and the Warrant Agent to prove their title and on completion of a Transfer Form and the payment of such fees and expenses referred to in Conditions 8(b)(ii) and 8(b)(iii). Conditions 8(b) and 8(c) shall apply mutatis mutandis to any transfer of the Warrants by such persons.

(e)                                                                                 A Transferor shall be deemed to remain a Warrantholder of the Warrant until the name of the transferee is entered in the Warrant Register by the Warrant Agent.

9.                             REPLACEMENT OF WARRANTS

Should any Warrant Certificate be lost, stolen, destroyed, mutilated or defaced, it may, subject to applicable law and at the discretion of the Company, be replaced upon the request by the Warrantholder at the specified office for the time being of the Warrant Agent on payment of such costs as may be incurred in connection therewith, and on such terms as to evidence, indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Warrant Certificate(s) in respect of the Warrants is subsequently exercised, there will be paid to the Company on demand the market value of the Warrants at the time of the replacement thereof), advertisement, undertaking and otherwise as the Company and/or the Warrant Agent may reasonably require. Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued. The replacement Warrant Certificate will be issued to the registered holder of the Warrant Certificate replaced.

10.                           MEETINGS OF WARRANTHOLDERS AND MODIFICATION

(a)                                                                                                 The Deed Poll contains provisions for convening meetings of the Warrantholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Deed Poll) of a modification of the Warrants or the Deed Poll.  Such a meeting may be convened by the Company or by Warrantholders holding not less than ten per cent. of the Warrants for the time being remaining unexercised (as defined in the Deed Poll). The quorum at any such meeting for passing an Extraordinary Resolution shall be two or more persons present being Warrantholders or proxies duly appointed by Warrantholders holding or representing over 50 per cent. of the Warrants for the time being unexercised.

At any adjourned meeting two or more persons present being or representing Warrantholders whatever the number of Warrants so held or represented shall form a quorum, except that at any meeting the business of which includes the modification of certain provisions of the Warrants or of the Deed Poll (including cancelling the subscription rights constituted by the Warrants or changing the Exercise Period), the necessary quorum for passing an Extraordinary Resolution shall be two or more persons holding or representing not less than 75 per cent., or at any adjournment of such meeting over 50 per cent., of the Warrants for the time being remaining unexercised. An Extraordinary Resolution duly passed at any meeting of Warrantholders shall be binding on all Warrantholders, whether or not they were present at the meeting. Warrants which have not been exercised but have been lodged for exercise shall not, unless and until they are withdrawn from lodgement, confer the right to attend or vote at, or join in convening, or be counted in the quorum for any meeting of Warrantholders.

(b)                                                                                                The Company may, without the consent of the Warrantholders but in accordance with the terms of the Deed Poll, effect (i) any modification to the Warrants, the Warrant Agency Agreement or the Deed Poll which, in the opinion of the Company, is not materially prejudicial to the interests of the Warrantholders, (ii) any modification to the Warrants, the Warrant Agency Agreement or the Deed Poll which, in the opinion of the Company, is of a formal, technical or minor nature or to correct a manifest error or to comply with mandatory provisions of Singapore law or (iii) any modification to the Warrants or the Deed Poll which, in the opinion of the Company, is to vary or replace provisions relating to the transfer or exercise of the Warrants including the issue of Shares arising from the exercise thereof. Any such modification shall be binding on the Warrantholders and shall be notified to them in accordance with Condition 11 as soon as practicable thereafter.

11.                           NOTICES

All notices to Warrantholders will be valid if such notice is be delivered by post to the addresses of the Warrantholders as recorded in the Register. Proof of posting or despatch of any notice shall be deemed to be proof of receipt on the next Business Day after posting.

The Company shall, not later than one month before the Expiration Date, give notice to the Warrantholders in accordance with this Condition 12, of the Expiration Date. The Company shall also, not later than one month before the Expiration Date, take reasonable steps to notify the Warrantholders in writing of the Expiration Date and such notice shall be delivered by post to the addresses of the Warrantholders as recorded in the Register. Proof of posting or despatch of any notice shall be deemed to be proof of receipt on the next Business Day after posting.

12.                           GOVERNING LAW

                                                                                               The Warrants and these Conditions are governed by, and shall be construed in accordance with, the laws of Singapore. The Company submits and each Warrantholder is deemed to irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Singapore for all purposes in relation to the Warrants and these Conditions but the foregoing shall not prevent or restrict any of them from enforcing any judgment obtained from a Singapore court in any other jurisdiction.

NOTES:-

(1)                                                                              The attention of Warrantholders is drawn to Rule 14.1 of The Singapore Code on Take-overs and Mergers as amended from time to time. In particular, a Warrantholder should note that he may be under an obligation to extend a take-over offer of the Company if:-

                                                                                                (a)          he intends to acquire, by exercise of the Warrants, whether at one time or different times, Shares which (together with Shares owned or acquired by him or persons acting in concert with him) carry 30 per cent. or more of the voting rights of the Company; or

                                                                                                (b)          he, together with persons acting in concert with him, holds not less than 30 per cent. but not more than 50 per cent. of the voting rights of the Company, and either alone or together with persons acting in concert with him, intends to acquire additional Shares by the exercise of the Warrants or otherwise in any period of 6 months, increasing such percentage of the voting rights by more than 1 per cent.

(2)                                                                              The attention of the Warrantholders is drawn to Condition 3(b) of the Warrants relating to the restrictions on the exercise of the Warrants.

(3)                                                                              A Warrantholder who, after the exercise of his Warrants, holds not less than five per cent. of the aggregate of the nominal amount of the issued share capital of the Company, is under an obligation to notify the Company of his interest in the manner set out in Section 82 of the Act.

Share Registrar and Warrant Agent:

Lim Associates (Pte) Limited

SCHEDULE 2

PROVISIONS FOR MEETINGS OF WARRANTHOLDERS

1.                             The Company or the holders of not less than ten per cent. (10%) of the Warrants for the time being remaining unexercised may at any time convene a meeting of the Warrantholders.  Every such meeting shall be held at such place in Singapore as may be specified in the notice of the meeting.

2.                             At least twenty-one (21) days’ notice (exclusive of the day on which the notice is given and the day on which the meeting is to be held) specifying the day, time and place of meeting shall be given to the Warrantholders.  A copy of the notice shall be given to the Company unless the meeting shall be convened by the Company.  Such notice to the Warrantholders shall be given in the manner provided in Condition 11 of the Warrants and shall specify the terms of each Extraordinary Resolution to be proposed.

3.                             At any such meeting, two (2) or more persons present being Warrantholders or being proxies and being or representing in the aggregate the holders of over 50 per cent. (50%) of the Warrants for the time being remaining unexercised shall form a quorum for the transaction of business and no business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum is present at the commencement of business; Provided that at any meeting the business of which includes any of the following matters (each of which shall only be capable of being effected after having been approved by Extraordinary Resolution) namely:-

                                                                (a)           alteration of the Exercise Period or the Exercise Price (other than an adjustment of the Exercise Price pursuant to Condition 5 of the Warrants) or cancellation of the subscription rights represented by the Warrants;

                                                                (b)           alteration of the majority required to pass an Extraordinary Resolution; or

                                                                (c)           alteration of this proviso or the proviso to paragraph 4 below,

the quorum shall be two or more persons present being Warrantholders or being proxies and being or representing in the aggregate the holders of not less than 75 per cent. of the Warrants for the time being remaining unexercised.

4.                             If within half an hour from the time appointed for any such meeting a quorum is not present, the meeting shall, if convened upon the requisition of Warrantholders, be dissolved.  In any other case it shall stand adjourned for such period, not being less than 21 days nor more than 42 days, and to such place as may be appointed by the chairman.  At such adjourned meeting two or more persons present being Warrantholders or being proxies (whatever the number of Warrants so held or represented) shall form a quorum and shall have power to pass any resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting; Provided that at any adjourned meeting the business of which includes any of the matters specified in the proviso to paragraph 3 above, the quorum shall be two or more persons present being Warrantholders or being proxies and being or representing in the aggregate the holders of over 50 per cent. of the Warrants for the time being remaining unexercised.

5.                             A person (who may, but need not, be a Warrantholder) nominated in writing by the Company shall be entitled to take the chair at every such meeting but if no such nomination is made or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding such meeting, the Warrantholders present shall choose one of their number to be chairman and, failing such choice, the Company may appoint a chairman.

6.                             The chairman may with the consent of any meeting (and shall if directed by any meeting) adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

7.                             At least ten days’ notice of any meeting adjourned through want of a quorum shall be given in the same manner as of an original meeting and such notice shall state the quorum required at such adjourned meeting.  Subject as aforesaid, it shall not be necessary to give any notice of an adjourned meeting.

8.                             Every question submitted to a meeting shall be decided in the first instance by a show of hands and unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or by the Company or by one or more persons being a Warrantholder or being a proxy or proxies and being or representing in the aggregate the holder or holders of not less than two per cent. of the Warrants then remaining unexercised, a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of such fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

9.                             Subject to paragraph 10 below, if at any meeting a poll is so demanded, it shall be taken in such manner and either at once or after such an adjournment as the chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll.  The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

10.                           Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

11.                           The Company (through its representatives) and its financial and legal advisers shall be entitled to attend and speak at any meeting of the Warrantholders.  Save as aforesaid, no person shall be entitled to attend or vote at any meeting of the Warrantholders or to join with others in requesting the convening of such a meeting unless he is a Warrantholder or a proxy.

12.           (a)           Subject as provided in paragraph 13 below, at any meeting (i) on a show of hands, every person who is a Warrantholder or is a proxy shall have one vote and (ii) on a poll, every person who is present shall have one vote in respect of each Warrant so held or in respect of which he is a proxy.  Without prejudice to the obligations of the proxies named in any instrument of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

                (b)           Where there are joint registered holders of any Warrant any one of such persons may vote and be reckoned in a quorum at any meeting either personally or by proxy and if more than one of such joint holders be so present at any meeting that one of such persons so present whose name stands first in the Register of Warrantholders in respect of such Warrant shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Warrantholder in whose name any share stands shall for the purpose of this paragraph 12 be deemed joint holders thereof.

13.                           In case of an equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Warrantholder or as a proxy.

14.                           The instrument appointing a proxy shall be in the usual or common form, or such other form as the Company may approve, and shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under the common seal or under the hand of an officer or attorney duly authorised and such instrument shall be deemed to confer authority to demand or join in demanding a poll.

15.                           A Warrantholder may appoint not more than two proxies to attend at the same meeting.  Where a Warrantholder appoints two proxies, he must specify the proportion of his holding of Warrants to be represented by each proxy.  The proxies named in any instrument of proxy need not be Warrantholders.

16.                           The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be deposited at the registered office of the Company, or at such other place (if any) specified by the Company, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid unless the chairman of the meeting decides otherwise before such meeting or adjourned meeting proceeds to business.

17.                           Any vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous revocation or amendment of the instrument of proxy or any of the Warrantholders’ instructions pursuant to which it was executed, provided that no notice in writing of such revocation or amendment shall have been received by the Company at its registered office (or such other place as may have been specified by the Company for the purpose) or by the chairman of the meeting, in each case by the time being 48 hours before the time appointed for holding the meeting or adjourned meeting at which the instrument of proxy is to be used.

18.                           A meeting of the Warrantholders shall, in addition to the powers given above and any other powers, but without prejudice to any powers conferred on other persons by this Deed Poll or the Warrants, have the following powers, exercisable by Extraordinary Resolution only, namely:-

                                                                (a)           power to sanction any proposal by the Company for any modification, abrogation, variation, compromise or arrangement in respect of the rights of the Warrantholders against the Company or against any  of its property whether such rights shall arise under the Warrants, this Deed Poll or otherwise;

                                                                (b)           power to assent to any modification of the provisions contained in this Deed Poll or the Warrants;

                                                                (c)           power to give any authority or sanction which under the provisions of this Deed Poll or the Warrants is required to be given by Extraordinary Resolution;

                                                                (d)           power to appoint any persons (whether Warrantholders or not) as a committee or committees to represent the interests of the Warrantholders and to confer upon such committee or committees any powers or discretions which the Warrantholders could themselves exercise by Extraordinary Resolution; and

                                                                (e)           power to sanction the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stocks, notes, debentures, debenture stock or other obligations or securities of the Company or any other body corporate formed or to be formed.

19.                           Any resolution passed at a meeting of the Warrantholders duly convened and held in accordance with this Deed Poll shall be binding upon all the Warrantholders whether present or not present at such meeting and whether or not voting and each of them shall be bound to give effect thereto accordingly.  The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof.  Notice of any resolution duly passed by the

Warrantholders shall be published in accordance with Condition 11 of the Terms and Conditions of the Warrants by the Company within 14 days of the passing of such resolution, provided that the non-publication of such notice shall not invalidate such resolution.

20.           The expression “Extraordinary Resolution” when used in this Deed Poll means a resolution passed at a meeting of the Warrantholders duly convened and held in accordance with the provisions contained herein by a majority consisting of not less than three-fourths of the votes cast thereon.

21.                           Minutes of all resolutions and proceedings at every such meeting as aforesaid shall be made and duly entered in books to be from time to time provided for that purpose by the Company and any such minutes as aforesaid, if purporting to be signed by the chairman of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of the Warrantholders, shall be conclusive evidence of the matters contained therein and until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made and signed as aforesaid shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted thereat to have been duly passed or transacted.

IN WITNESS WHEREOF the Company has caused its Common Seal to be affixed hereto the day and year first above written.

The COMMON SEAL of	)
VANTAGE CORPORATION LIMITED	)
was hereunto affixed	)
in the presence of:-)

Director

Director/Secretary